Exhibit 99.1

CVR Energy Reports Second Quarter 2021 Results

SUGAR LAND, Texas (August 2, 2021) – CVR Energy, Inc. (“CVR Energy” or the “Company”) (NYSE: CVI) today announced a net loss of $6 million, or 6 cents per diluted share, on net sales of $1.8 billion for the second quarter of 2021, compared to net loss of $5 million, or 5 cents per diluted share, inclusive of a $41 million pre-tax charge related to a goodwill impairment recognized within its Nitrogen Fertilizer Segment, on net sales of $675 million for the second quarter of 2020. Second quarter 2021 EBITDA was $102 million, compared to second quarter 2020 EBITDA of $68 million.

“CVR Energy was pleased to return value to its stockholders through a special dividend of $492 million during the 2021 second quarter, paid in a combination of cash and the outstanding stock of Delek US Holdings, Inc. that was held by the Company,” said Dave Lamp, CVR Energy’s Chief Executive Officer. “Our Petroleum Segment’s second quarter results were highlighted by higher throughput volumes, increased crude oil pricing and widening crack spreads, offset by continued high Renewable Identification Number (RIN) pricing and the mark-to-market impact of our estimated outstanding RIN obligation.

“CVR Partners experienced a solid 2021 second quarter, led by a combined ammonia utilization rate of 98 percent,” Lamp said. “Further contributing to the quarter were ideal spring planting conditions, strong shipments of nitrogen fertilizer at both facilities and much improved realized prices. As a result, the Partnership announced a second quarter 2021 cash distribution of $1.72 per common unit.”

Petroleum

The Petroleum Segment reported a second quarter 2021 operating loss of $20 million on net sales of $1.6 billion, compared to an operating income of $5 million on net sales of $572 million in the second quarter of 2020.

Refining margin per total throughput barrel was $6.72 in the second quarter of 2021, compared to $10.43 during the same period in 2020. The decline in refining margin was driven by increased cost of sales and throughput volumes and was partially offset by increased crack spreads during the second quarter of 2021. For the second quarter 2021, costs to comply with the Renewable Fuel Standard were $173 million, or $8.77 per total throughput barrel, which included a $58 million unfavorable revaluation of our net renewable volume obligation (“RVO”) position as of June 30, 2021, compared to $16 million, or $1.12 for the second quarter of 2020, which included a $9 million favorable revaluation of our net RVO position as of June 30, 2020. The Petroleum Segment also recognized a second quarter 2021 derivative net loss of $2 million, or 9 cents per total throughput barrel, compared to a derivative gain of $20 million, or $1.39 per total throughput barrel, for the second quarter of 2020. Included in this derivative net loss for the second quarter of 2021 was a $37 million unrealized gain, compared to a nominal unrealized gain for the second quarter of 2020. Offsetting these impacts, crude oil prices rose during the quarter, which led to a favorable inventory valuation impact of $36 million, or $1.81 per total throughout barrel, compared to a favorable inventory valuation impact of $46 million, or $3.25 per total throughput barrel during the second quarter of 2020.

Second quarter 2021 combined total throughput was approximately 217,000 barrels per day (“bpd”), compared to approximately 156,000 bpd of combined total throughput for the second quarter of 2020. This increase was primarily attributable to the turnaround at our Coffeyville refinery in 2020, which began in late February and was completed in April.

Fertilizer

The Nitrogen Fertilizer Segment reported an operating income of $30 million on net sales of $138 million for the second quarter of 2021, compared to an operating loss of $26 million on net sales of $105 million for the second quarter of 2020.

Second quarter 2021 average realized gate prices for urea ammonia nitrate (“UAN”) showed an improvement over the prior year, up 44 percent to $237 per ton, and ammonia was up 21 percent over the prior year to $403 per ton. Average realized gate prices for UAN and ammonia were $165 per ton and $332 per ton, respectively, for the second quarter of 2020.

CVR Partners, LP’s (“CVR Partners”) fertilizer facilities produced a combined 217,000 tons of ammonia during the second quarter of 2021, of which 70,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 334,000 tons of UAN. During the second quarter 2020, the fertilizer facilities produced 216,000 tons of ammonia, of which 79,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 321,000 tons of UAN.

Corporate

The Company reported an income tax benefit of $6 million, or 78.4 percent of loss before income taxes, for the three months ended June 30, 2021, compared to an income tax benefit of $5 million, or 13.9 percent of loss before income taxes, for the three months ended June 30, 2020. The change in income tax benefit was due primarily to changes in pretax earnings, earnings attributable to noncontrolling interest and an increase in the effective income tax rate. The year-over-year increase in effective income tax rate was due primarily to the relationship between pretax results, earnings attributable to noncontrolling interest, and state income tax credits generated, as well as a discrete tax benefit recorded during the three months ended June 30, 2021, for decreases in state income tax rates.

Cash, Debt and Dividend

Consolidated cash and cash equivalents were $519 million at June 30, 2021, a decrease of $148 million from December 31, 2020. Consolidated total debt and finance lease obligations were $1.7 billion at June 30, 2021, including $640 million held by the Nitrogen Fertilizer Segment.

As previously announced, the Company paid a special dividend of approximately $492 million, or equivalent to $4.89 per share of the Company’s common stock, in a combination of cash (the “Cash Distribution”) and the common stock of Delek US Holdings, Inc. (“Delek”) held by the Company (the “Stock Distribution”). On June 10, 2021, the Company distributed an aggregate amount of approximately $241 million, or $2.40 per share of the Company’s common stock, pursuant to the Cash Distribution, and 10,539,880 shares of Delek common stock, which represented approximately 14.3% of the outstanding shares of Delek common stock, pursuant to the Stock Distribution.

On June 23, 2021, CVR Partners and its subsidiary, CVR Nitrogen Finance Corporation (“Finance Co.” and, together with CVR Partners, the “Issuers”), completed a private offering of $550 million aggregate principal amount of 6.125% Senior Secured Notes due 2028 (the “2028 UAN Notes”) for which net proceeds, plus cash on hand, were used to redeem a portion of the 9.25% Senior Secured Notes due June 2023 (the “2023 Notes”). The 2028 Notes mature on June 15, 2028, unless earlier redeemed or repurchased by the Issuers. The 2028 UAN Notes are jointly and severally guaranteed on a senior secured basis by all the existing domestic subsidiaries of CVR Partners, excluding Finance Co. Collectively, the issuance of the 2028 UAN Notes and partial redemption of the 2023 Notes represents a significant and favorable change in the Company’s cash flow and liquidity position, with an annual savings of approximately $17 million in future interest expense.

CVR Energy will not pay a cash dividend for the 2021 second quarter.

Today, CVR Partners announced that the Board of Directors of its general partner declared a second quarter 2021 cash distribution of $1.72 per common unit, which will be paid on August 23, 2021, to common unitholders of record as of August 13, 2021.

Second Quarter 2021 Earnings Conference Call

CVR Energy previously announced that it will host its second quarter 2021 Earnings Conference Call on Tuesday, August 3, at 3 p.m. Eastern. The Earnings Conference Call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.

The second quarter 2021 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8291. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/wxmaunmq. A repeat of the call also can be accessed for 14 days by dialing (877) 660-6853, conference ID 13721550.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: return of value to stockholders; RIN pricing and the impact thereof on results; ammonia utilization rates; planting conditions; shipment rates; realized gate prices for nitrogen fertilizer; crack spreads, including the widening thereof; refining margin, and the impact of cost of sales and throughput volumes thereon; cost to comply with the Renewable Fuel Standard and valuation of our net RVO; derivative activities and gains or losses associated therewith; throughput volumes and crude oil prices, including increases thereof; inventory valuation impacts; UAN and ammonia pricing and production, including volumes upgraded to other fertilizer products; tax benefits and rates; balance sheet cash levels and debt and finance lease obligations; dividends and distributions, including the timing, payment and amount (if any) thereof; impact of the issuance of the 2028 Notes and partial redemption of the 2023 Notes on liquidity and interest expense; total throughput, direct operating expenses, capital expenditures, depreciation and amortization and turnaround expense; continued safe and reliable operations; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including the health and economic effects of the COVID-19 pandemic and any variant thereof, the rate of any economic improvement, demand for fossil fuels, price volatility of crude oil, other feedstocks and refined products (among others); the ability of the Company to pay cash dividends and CVR Partners to make cash distributions; potential operating hazards; costs of compliance with existing, or compliance with new, laws and regulations and potential liabilities arising therefrom; impacts of planting season on CVR Partners; general economic and business conditions; and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the petroleum refining and marketing business through its interest in CVR Refining, LP and the nitrogen fertilizer manufacturing business through its interest in CVR Partners. CVR Energy subsidiaries serve as the general partner and own 36 percent of the common units of CVR Partners.

Investors and others should note that CVR Energy may announce material information using SEC filings, press releases, public conference calls, webcasts, and the Investor Relations page of its website. CVR Energy may use these channels to distribute material information about the Company and to communicate important information about the Company, corporate initiatives and other matters. Information that CVR Energy posts on its website could be deemed material; therefore, CVR Energy encourages investors, the media, its customers, business partners and others interested in the Company to review the information posted on its website.

For further information, please contact:

Investor Relations:
Richard Roberts
CVR Energy, Inc.
(281) 207-3205
InvestorRelations@CVREnergy.com

Media Relations:
Brandee Stephens
CVR Energy, Inc.
(281) 207-3516
MediaRelations@CVREnergy.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

As a result of volatile market conditions related to the Renewable Fuel Standard (“RFS”) during the first half of 2021 and the impacts certain significant non-cash items have on the evaluation of our operations, the Company began disclosing Adjusted EBITDA, as defined below, in the second quarter of 2021. We believe the presentation of this non-GAAP measure is meaningful to compare our operating results between periods and peer companies. All prior periods presented have been conformed to the definition below. The following are non-GAAP measures we present for the period ended June 30, 2021:

EBITDA - Consolidated net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Petroleum EBITDA and Nitrogen Fertilizer EBITDA - Segment net income (loss) before segment (i) interest expense, net, (ii) income tax expense (benefit), and (iii) depreciation and amortization.

Refining Margin - The difference between our Petroleum Segment net sales and cost of materials and other.

Refining Margin, adjusted for Inventory Valuation Impacts - Refining Margin adjusted to exclude the impact of current period market price and volume fluctuations on crude oil and refined product inventories purchased in prior periods and lower of cost or net realizable value adjustments, if applicable. We record our commodity inventories on the first-in-first-out basis. As a result, significant current period fluctuations in market prices and the volumes we hold in inventory can have favorable or unfavorable impacts on our refining margins as compared to similar metrics used by other publicly-traded companies in the refining industry.

Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts, per Throughput Barrel - Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts divided by the total throughput barrels during the period, which is calculated as total throughput barrels per day times the number of days in the period.

Direct Operating Expenses per Throughput Barrel - Direct operating expenses for our Petroleum Segment divided by total throughput barrels for the period, which is calculated as total throughput barrels per day times the number of days in the period.

Adjusted EBITDA, Adjusted Petroleum EBITDA and Adjusted Nitrogen Fertilizer EBITDA - EBITDA, Petroleum EBITDA and Nitrogen Fertilizer EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Adjusted Earnings (Loss) per Share - Earnings (loss) per share adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Free Cash Flow - Net cash provided by (used in) operating activities less capital expenditures and capitalized turnaround expenditures.

Net Debt and Finance Lease Obligations - Net debt and finance lease obligations is total debt and finance lease obligations reduced for cash and cash equivalents.

Total Debt and Net Debt and Finance Lease Obligations to EBITDA Exclusive of Nitrogen Fertilizer - Total debt and net debt and finance lease obligations is calculated as the consolidated debt and net debt and finance lease obligations less the Nitrogen Fertilizer Segment’s debt and net debt and finance lease obligations as of the most recent period ended divided by EBITDA exclusive of the Nitrogen Fertilizer Segment for the most recent twelve-month period.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly-traded companies in the refining and fertilizer industries, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reasons discussed below.

Petroleum Segment

Coffeyville Refinery - During the three and six months ended June 30, 2020, we capitalized costs of $27 million and $149 million, respectively, related to the planned turnaround which began in February 2020 and was completed in April 2020.

Wynnewood Refinery - The Petroleum Segment’s next planned turnaround is at the Wynnewood Refinery, where pre-planning expenditures are currently underway. During the three and six months ended June 30, 2021, we capitalized a nominal amount and $1 million, respectively, related to these pre-planning activities.

Nitrogen Fertilizer Segment

Goodwill Impairment

As a result of lower expectations for market conditions in the fertilizer industry during 2020, the market performance of CVR Partners’ common units, a qualitative analysis, and additional risks associated with the business, the Company performed an interim quantitative impairment assessment of goodwill for the reporting unit associated with our Nitrogen Fertilizer Segment’s Coffeyville, Kansas facility as of June 30, 2020. The results of the impairment test indicated the carrying amount of this reporting unit exceeded the estimated fair value, and a full, non-cash impairment charge of $41 million was required.

CVR Energy, Inc.
(all information in this release is unaudited)

Financial and Operational Data

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2021	2020	2021	2020
Consolidated Statement of Operations Data
Net sales	$1,783	$675	$3,246	$1,806
Operating costs and expenses:
Cost of materials and other	1,539	444	2,908	1,501
Direct operating expenses (exclusive of depreciation and amortization)	136	119	272	237
Depreciation and amortization	70	71	134	134
Cost of sales	1,745	634	3,314	1,872
Selling, general and administrative expenses (exclusive of depreciation and amortization)	28	22	55	47
Depreciation and amortization	2	3	4	4
Loss on asset disposal	2	1	2	2
Goodwill impairment	—	41	—	41
Operating income (loss)	6	(26)	(129)	(160)
Other (expense) income:
Interest expense, net	(38)	(31)	(69)	(67)
Investment income on marketable securities	21	21	83	52
Other income (expense), net	3	(1)	10	—
Loss before income tax benefit	(8)	(37)	(105)	(175)
Income tax benefit	(6)	(5)	(48)	(42)
Net loss	(2)	(32)	(57)	(133)
Less: Net income (loss) attributable to noncontrolling interest	4	(27)	(12)	(41)
Net loss attributable to CVR Energy stockholders	$(6)	$(5)	$(45)	$(92)

Basic and diluted loss per share	$(0.06)	$(0.05)	$(0.45)	$(0.92)
Dividends declared per share	$4.89	$0.40	$4.89	$1.20

Adjusted loss per share	$(0.32)	$(0.51)	$(0.51)	$(0.69)
EBITDA*	$102	$68	$102	$30
Adjusted EBITDA *	66	36	93	93

Weighted-average common shares outstanding - basic and diluted	100.5	100.5	100.5	100.5

*See “Non-GAAP Reconciliations” section below.

Selected Balance Sheet Data

(in millions)	June 30, 2021	December 31, 2020
Cash and cash equivalents	$519	$667
Working capital	88	743
Total assets	3,798	3,978
Total debt and finance lease obligations, including current portion	1,693	1,691
Total liabilities	3,128	2,759
Total CVR stockholders’ equity	483	1,019

Selected Cash Flow Data

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Net cash used in:
Operating activities	$147	$9	$243	$(49)
Investing activities	(87)	(165)	(141)	(361)
Financing activities	(248)	(43)	(250)	364
Net decrease in cash and cash equivalents and restricted cash	$(188)	$(199)	$(148)	$(46)

Free cash flow*	$54	$(158)	$115	$(273)

* See “Non-GAAP Reconciliations” section below.

Selected Segment Data

(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated
Three Months Ended June 30, 2021
Net sales	$1,648	$138	$1,783
Operating loss	(20)	30	6
Net loss	(13)	7	(2)
EBITDA*	33	51	102

Capital expenditures (1)
Maintenance capital expenditures	$8	$3	$12
Growth capital expenditures	1	1	71
Total capital expenditures	$9	$4	$83

Six Months Ended June 30, 2021
Net sales	$3,052	$199	$3,246
Operating loss	(136)	16	(129)
Net loss	(123)	(18)	(57)
EBITDA*	(29)	56	102

Capital expenditures (1)
Maintenance capital expenditures	$18	$5	$24
Growth capital expenditures	1	2	127
Total capital expenditures	$19	$7	$151

(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated
Three Months Ended June 30, 2020
Net sales	$572	$105	$675
Operating loss	5	(26)	(26)
Net loss	6	(42)	(32)
EBITDA*	54	(2)	68

Capital expenditures (1)
Maintenance capital expenditures	$16	$2	$19
Growth capital expenditures	6	1	7
Total capital expenditures	$22	$3	$26

Six months ended June 30, 2020
Net sales	$1,629	$180	$1,806
Operating income	(122)	(31)	(160)
Net income (loss)	(124)	(62)	(133)
EBITDA*	(23)	8	30

Capital expenditures (1)
Maintenance capital expenditures	$54	$6	$62
Growth capital expenditures	9	2	11
Total capital expenditures	$63	$8	$73

* See “Non-GAAP Reconciliations” section below.
(1)Capital expenditures are shown exclusive of capitalized turnaround expenditures and business combinations.

Selected Balance Sheet Data

(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated
June 30, 2021
Cash and cash equivalents (1)	$344	$43	$519
Total assets	3,317	1,019	3,798
Total debt and finance lease obligations, including current portion (2)	58	640	1,693

December 31, 2020
Cash and cash equivalents (1)	$429	$31	$667
Total assets	2,991	1,033	3,978
Total debt and finance lease obligations, including current portion (2)	61	636	1,691

(1)Corporate cash and cash equivalents consisted of $132 million and $207 million at June 30, 2021 and December 31, 2020, respectively.
(2)Corporate total debt and finance lease obligations, including current portion consisted of $995 million and $994 million at June 30, 2021 and December 31, 2020, respectively.

Petroleum Segment

Key Operating Metrics per Total Throughput Barrel

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Refining margin *	$6.72	$10.43	$5.04	$5.97
Refining margin adjusted for inventory valuation impacts *	4.92	7.18	2.25	9.12
Direct operating expenses *	4.23	5.52	4.99	5.69

*See “Non-GAAP Reconciliations” section below.

Throughput Data by Refinery

	Three Months Ended June 30,		Six Months Ended June 30,
(in bpd)	2021	2020	2021	2020
Coffeyville
Regional crude	27,126	34,193	28,173	36,534
WTI	70,329	40,002	61,681	34,731
Condensate	13,412	6,873	10,249	5,780
Heavy Canadian	3,703	1,531	1,862	2,040
Other crude oil	13,522	—	15,119	—
Other feedstocks and blendstocks	9,987	5,085	9,359	6,393
Wynnewood
Regional crude	60,636	49,377	57,913	50,600
WTL	7,422	6,335	5,489	6,153
Midland WTI	—	2,719	—	2,369
Condensate	7,559	6,784	8,544	8,107
Other feedstocks and blendstocks	2,930	3,469	3,055	3,737
Total throughput	216,626	156,369	201,444	156,443

Production Data by Refinery

	Three Months Ended June 30,		Six Months Ended June 30,
(in bpd)	2021	2020	2021	2020
Coffeyville
Gasoline	72,440	46,464	67,081	45,492
Distillate	56,123	34,144	51,359	33,703
Other liquid products	5,752	4,011	4,934	3,864
Solids	4,650	2,401	4,027	2,560
Wynnewood
Gasoline	40,830	35,381	39,152	37,442
Distillate	31,471	28,293	30,324	28,524
Other liquid products	3,010	2,428	2,979	2,441
Solids	20	26	21	26
Total production	214,296	153,148	199,877	154,052

Light product yield (as % of crude throughput) (1)	98.6%	97.6%	99.4%	99.2%
Liquid volume yield (as % of total throughput) (2)	96.8%	96.4%	97.2%	96.8%
Distillate yield (as % of crude throughput) (3)	43.0%	42.2%	43.2%	42.5%

(1)Total Gasoline and Distillate divided by total Regional crude, WTI, WTL, Midland WTI, Condensate, and Heavy Canadian throughput.
(2)Total Gasoline, Distillate, and Other liquid products divided by total throughput.
(3)Total Distillate divided by total Regional crude, WTI, WTL, Midland WTI, Condensate, and Heavy Canadian throughput.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Market Indicators (dollars per barrel)
West Texas Intermediate (WTI) NYMEX	$66.17	$28.00	$62.22	$36.82
Crude Oil Differentials to WTI:
Brent	2.91	5.39	3.02	5.29
WCS (heavy sour)	(12.84)	(9.45)	(12.34)	(13.58)
Condensate	(0.74)	(2.61)	(0.49)	(1.99)
Midland Cushing	0.24	0.40	0.55	0.17
NYMEX Crack Spreads:
Gasoline	22.62	11.52	19.58	10.95
Heating Oil	17.94	13.05	16.62	15.99
NYMEX 2-1-1 Crack Spread	20.28	12.29	18.10	13.47
PADD II Group 3 Basis:
Gasoline	(2.72)	(5.37)	(1.98)	(4.25)
Ultra-Low Sulfur Diesel	0.45	(1.69)	1.31	(1.75)
PADD II Group 3 Product Crack Spread:
Gasoline	19.91	6.15	17.59	6.69
Ultra-Low Sulfur Diesel	18.39	11.35	17.93	14.24
PADD II Group 3 2-1-1	19.15	8.75	17.76	10.47

Nitrogen Fertilizer Segment:

Key Operating Data:

Ammonia Utilization (3)	Three Months Ended June 30,		Six Months Ended June 30,
(capacity utilization)	2021	2020	2021	2020
Consolidated	98%	100%	93%	96%

(1)Reflects our ammonia utilization rates on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of the Partnership’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three and six months ended June 30, 2021 and 2020 and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Consolidated sales (thousand tons):
Ammonia	80	111	112	164
UAN	370	337	609	621

Consolidated product pricing at gate (dollars per ton) (1):
Ammonia	$403	$332	$373	$310
UAN	237	165	206	166

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	217	216	404	417
Ammonia (net available for sale) (2)	70	79	140	157
UAN	334	321	606	638

Feedstock:
Petroleum coke used in production (thousand tons)	134	138	262	263
Petroleum coke (dollars per ton)	$36.69	$31.13	$39.73	$37.59
Natural gas used in production (thousands of MMBtu) (3)	2,154	2,131	4,036	4,272
Natural gas used in production (dollars per MMBtu) (3)	$3.04	$1.94	$3.07	$2.18
Natural gas in cost of materials and other (thousands of MMBtus) (3)	2,711	3,216	3,650	4,633
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$3.06	$2.17	$3.03	$2.36

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Ammonia — Southern Plains (dollars per ton)	$569	$261	$503	$266
Ammonia — Corn belt (dollars per ton)	622	346	560	355
UAN — Corn belt (dollars per ton)	341	183	299	176

Natural gas NYMEX (dollars per MMBtu)	$2.98	$1.75	$2.85	$1.81

Q3 2021 Outlook

The table below summarizes our outlook for certain operational statistics and financial information for the third quarter of 2021. See “Forward-Looking Statements” above.

	Q3 2021
	Low	High
Petroleum Segment
Total throughput (bpd)	190,000	210,000
Direct operating expenses (1) (in millions)	$75	$85

Nitrogen Fertilizer Segment
Ammonia utilization rates (2)
Consolidated	95%	100%
Coffeyville Facility	95%	100%
East Dubuque Facility	95%	100%
Direct operating expenses (1) (in millions)	$38	$43

Capital Expenditures (3) (in millions)
Petroleum	$18	$24
Renewables (4)	18	22
Nitrogen Fertilizer	9	12
Other	—	1
Total capital expenditures	$45	$59

(1)Direct operating expenses are shown exclusive of depreciation and amortization and, for the Nitrogen Fertilizer segment, turnaround expenses and inventory valuation impacts.
(2)Ammonia utilization rates exclude the impact of turnarounds.
(3)Capital expenditures are disclosed on an accrual basis.
(4)Renewables reflects spending on the Wynnewood renewable diesel unit (“RDU”) project. Amounts spent in 2020 were previously reported under Other. Upon completion and meeting of certain criteria under accounting rules, Renewables is expected to be a new reportable segment. As of June 30, 2021, Renewables does not the meet the definition of an operating segment as defined under Accounting Standards Codification 280.

Non-GAAP Reconciliations:

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Net loss	$(2)	$(32)	$(57)	$(133)
Interest expense, net	38	31	69	67
Income tax benefit	(6)	(5)	(48)	(42)
Depreciation and amortization	72	74	138	138
EBITDA	$102	$68	$102	$30
Adjustments:
Revaluation of RFS liability	58	(9)	169	(8)
Gain on marketable securities	(21)	(18)	(83)	(48)
Unrealized (gain) loss on derivatives	(37)	—	7	(12)
Inventory valuation impacts, (favorable) unfavorable	(36)	(46)	(102)	90
Goodwill impairment	—	41	—	41
Adjusted EBITDA	$66	$36	$93	$93

Reconciliation of Basic and Diluted Loss per Share to Adjusted Loss per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Basic and diluted loss per share	$(0.06)	$(0.05)	$(0.45)	$(0.92)
Adjustments (1):
Revaluation of RFS liability	0.42	(0.06)	1.25	(0.06)
Gain on marketable securities	(0.15)	(0.13)	(0.61)	(0.35)
Unrealized (gain) loss on derivatives	(0.27)	—	0.05	(0.09)
Inventory valuation impacts, (favorable) unfavorable	(0.26)	(0.34)	(0.75)	0.66
Goodwill impairment (2)	—	0.07	—	0.07
Adjusted loss per share	$(0.32)	$(0.51)	$(0.51)	$(0.69)

(1)Amounts are shown after-tax, using the Company’s marginal tax rate, and are presented on a per share basis using the weighted average shares outstanding for each period.
(2)Amount is shown exclusive of noncontrolling interests.

Reconciliation of Net Cash Provided By (Used In) Operating Activities to Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$147	$9	$243	$(49)
Less:
Capital expenditures	(92)	(42)	(126)	(77)
Capitalized turnaround expenditures	(1)	(125)	(2)	(147)
Free cash flow	$54	$(158)	$115	$(273)

Reconciliation of Petroleum Segment Net (Loss) Income to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Petroleum net (loss) income	$(13)	$6	$(123)	$(124)
Interest (income) expense, net	(5)	(2)	(8)	2
Depreciation and amortization	51	50	102	99
Petroleum EBITDA	33	54	(29)	(23)
Adjustments:
Revaluation of RFS liability	58	(9)	169	(8)
Unrealized (gain) loss on derivatives	(37)	—	7	(12)
Inventory valuation impacts, (favorable) unfavorable (1) (2)	(36)	(46)	(102)	90
Petroleum Adjusted EBITDA	$18	$(1)	$45	$47

Reconciliation of Petroleum Segment Gross Profit (Loss) to Refining Margin and Refining Margin Adjusted for Inventory Valuation Impacts

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Net sales	$1,648	$572	$3,052	$1,629
Cost of materials and other	1,515	424	2,868	1,459
Direct operating expenses (exclusive of depreciation and amortization)	83	79	182	162
Depreciation and amortization	51	50	102	99
Gross profit (loss)	(1)	19	(100)	(91)
Add:
Direct operating expenses (exclusive of depreciation and amortization)	83	79	182	162
Depreciation and amortization	51	50	102	99
Refining margin	133	148	184	170
Inventory valuation impacts, (favorable) unfavorable (1) (2)	(36)	(46)	(102)	90
Refining margin adjusted for inventory valuation impacts	$97	$102	$82	$260

(1)The Petroleum Segment’s basis for determining inventory value under GAAP is FIFO. Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. In order to derive the inventory valuation impact per total throughput barrel, we utilize the total dollar figures for the inventory valuation impact and divide by the number of total throughput barrels for the period.
(2)Includes an inventory valuation charge of $58 million recorded in the first quarter of 2020, as inventories were reflected at the lower of cost or net realizable value. No adjustment was necessary for the second quarter of 2020 or 2021 periods.

Reconciliation of Petroleum Segment Total Throughput Barrels

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total throughput barrels per day	216,626	156,369	201,444	156,443
Days in the period	91	91	181	182
Total throughput barrels	19,712,929	14,229,541	36,461,311	28,472,702

Reconciliation of Petroleum Segment Refining Margin per Total Throughput Barrels

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except for per throughput barrel data)	2021	2020	2021	2020
Refining margin	$133	$148	$184	$170
Divided by: total throughput barrels	20	14	36	28
Refining margin per total throughput barrel	$6.72	$10.43	$5.04	$5.97

Reconciliation of Petroleum Segment Refining Margin Adjusted for Inventory Valuation Impacts per Total Throughput Barrel

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except for throughput barrel data)	2021	2020	2021	2020
Refining margin adjusted for inventory valuation impacts	$97	$102	$82	$260
Divided by: total throughput barrels	20	14	36	28
Refining margin adjusted for inventory valuation impacts per total throughput barrel	$4.92	$7.18	$2.25	$9.12

Reconciliation of Petroleum Segment Direct Operating Expenses per Total Throughput Barrel

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except for throughput barrel data)	2021	2020	2021	2020
Direct operating expenses (exclusive of depreciation and amortization)	$83	$79	$182	$162
Divided by: total throughput barrels	20	14	36	28
Direct operating expenses per total throughput barrel	$4.23	$5.52	$4.99	$5.69

Reconciliation of Nitrogen Fertilizer Segment Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Nitrogen fertilizer net income (loss)	$7	$(42)	$(18)	$(62)
Interest expense, net	23	16	39	31
Depreciation and amortization	21	24	35	39
Nitrogen Fertilizer EBITDA	51	(2)	56	8
Adjustments:
Goodwill impairment	—	41	—	41
Adjusted Nitrogen Fertilizer EBITDA	$51	$39	$56	$49

Reconciliation of Total Debt and Net Debt and Finance Lease Obligations to EBITDA Exclusive of Nitrogen Fertilizer

Twelve Months Ended June 30, 2021
Total debt and finance lease obligations (1)	$1,693
Less:
Nitrogen Fertilizer debt and finance lease obligations (1)	$640
Total debt and finance lease obligations exclusive of Nitrogen Fertilizer	1,053

EBITDA exclusive of Nitrogen Fertilizer	$(25)

Total debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer	(42.12)

Consolidated cash and cash equivalents	$519
Less:
Nitrogen Fertilizer cash and cash equivalents	43
Cash and cash equivalents exclusive of Nitrogen Fertilizer	476

Net debt and finance lease obligations exclusive of Nitrogen Fertilizer (2)	$577

Net debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer (2)	(23.08)

(1)Amounts are shown inclusive of the current portion of long-term debt and finance lease obligations.
(2)Net debt represents total debt and finance lease obligations exclusive of cash and cash equivalents.

	Three Months Ended				Twelve Months Ended June 30, 2021
	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
Consolidated
Net loss	$(108)	$(78)	$(55)	$(2)	$(243)
Add:
Interest expense, net	31	32	31	38	132
Income tax benefit	(31)	(23)	(42)	(6)	(102)
Depreciation and amortization	69	70	66	72	277
EBITDA	$(39)	$1	$—	$102	$64

Nitrogen Fertilizer
Net loss	$(19)	$(17)	$(25)	$7	(54)
Add:
Interest expense, net	16	16	16	23	71
Depreciation and amortization	18	19	14	21	72
EBITDA	$15	$18	$5	$51	$89

EBITDA exclusive of Nitrogen Fertilizer	$(54)	$(17)	$(5)	$51	$(25)